Johnson & Johnson Announces $5 Billion Share Repurchase Program

NEW BRUNSWICK, N.J., Sept. 14, 2022 – Johnson & Johnson (NYSE: JNJ) today announced that the Board of Directors has authorized the repurchase of up to $5 billion of the company's common stock.

“The last few years have demonstrated the resilience of Johnson & Johnson. With continued confidence in our business and pipeline, the Board of Directors and management team believe that Company shares are an attractive investment opportunity,” said Joaquin Duato, Chief Executive Officer. “With our strong cash flow and lowest level of net debt in five years, we have the ability to invest in innovation, grow our dividend, execute strategic acquisitions, and take this action to deliver shareholder returns and drive long-term growth.”

Repurchases may be made at management’s discretion from time to time on the open market or through privately negotiated transactions. The repurchase program has no time limit and may be suspended for periods or discontinued at any time. Any shares acquired will be available for general corporate purposes. The company had approximately 2,629.2 million shares of common stock outstanding as of July 22, 2022. The company does not expect to incur debt to fund the share repurchase program.

Johnson & Johnson reaffirms its full-year 2022 adjusted operational sales growth and earnings per share guidance of 6.5% - 7.5% and $10.65 to $10.75 per share, respectively.

About Johnson & Johnson
At Johnson & Johnson, we believe good health is the foundation of vibrant lives, thriving communities and forward progress. That's why for more than 135 years, we have aimed to keep people well at every age and every stage of life. Today, as the world's largest and most broadly-based health care company, we are committed to using our reach and size for good. We strive to improve access and affordability, create healthier communities, and put a healthy mind, body and environment within reach of everyone, everywhere. We are blending our heart, science and ingenuity to profoundly change the trajectory of health for humanity.

Cautions Concerning Forward Looking Statements
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 related to the Company’s plans with respect to share repurchases, involving, among other things, uncertainties inherent in business and financial planning. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson. Risks and uncertainties include, but are not limited to: market conditions; the possibility that the repurchase program may be suspended or discontinued; economic factors, such as interest rate and currency exchange rate fluctuations; uncertainty of commercial success for new and existing products; the ability of the Company to successfully execute strategic plans; the impact of acquisitions and divestitures; significant adverse litigation or government action, including related to product liability claims; challenges and uncertainties inherent in new product development; changes in behavior and spending patterns or financial distress of purchasers of health care products and services; financial instability of international economies and legal systems and sovereign risk; changes to governmental laws and regulations; and domestic and foreign health care reforms. A further list and descriptions of these risks, uncertainties and other factors can be found in Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended January 2, 2022, including in the sections captioned “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” and in Johnson & Johnson’s subsequent Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson. Any forward-looking statement made in this release speaks only as of the date of this release. Johnson & Johnson does not undertake to update any forward-looking statement as a result of new information or future events or developments.
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